Exhibit 10.2

PRIVATE & CONFIDENTIAL

June 12, 2007

Mr. Richmond D. McKinnish
Carlisle Companies Incorporated
13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277

Dear Rick:

As we experience a senior management transition at Carlisle Companies Incorporated (“Carlisle” or the “Company”) and as the Company responds to your decision to retire, this letter will identify enhanced benefits and the general terms and conditions associated with your retirement.

1.             As you know, David A. Roberts has been appointed Chairman, President and Chief Executive Officer, effective June 25, 2007.  Upon David joining Carlisle, you will retire as President and Chief Executive Officer, and will be available to assist David as he assumes his new role.  You will also continue to serve as a director on the Company’s Board of Directors through your current term which expires in April, 2008.

2.             (a)  Under Carlisle’s Executive Incentive Program (the “Program”), you have been granted restricted shares of Carlisle common stock as follows:

Grant Date	Restricted Shares	Release Date
02/02/05	20,000	February, 2008
02/08/06	20,000	February, 2009
	40,000

The Company agrees to release to you, subject to withholding taxes, the 20,000 shares granted to you in February 2005 (such release to occur in February 2008).  The remaining 20,000 restricted Carlisle shares are immediately forfeited in accordance with the terms of the Program.

(b)           Under the Program, you have been granted options to purchase 580,000 shares of Carlisle common stock at various exercise prices.  At this time, 400,000 of the options are fully vested.  The Company agrees that the options will continue to vest in accordance with the vesting schedule included in the applicable Stock Option Agreement and the expiration dates will remain as set forth in the applicable Stock Option Agreement.  Except as described in the previous sentence, the options will continue to be governed by the Program and the provisions of the applicable Stock Option Agreement.  You may continue to participate in Carlisle’s “cashless exercise program.”

3.             Following your retirement, Carlisle will provide medical and dental coverage for the life of both you and Ms. Jackie Fox at the monthly premium rate then in effect for Carlisle’s senior executives.

4.             Any amounts payable to you pursuant to the Company’s 401(k) and pension plans will be distributable to you in accordance with the terms of such plans.

5.             The above amounts represent all the amounts payable to you in connection with your retirement and you agree and acknowledge that you will not receive any additional compensation (including bonus) for the 2007 plan period.

6.             In consideration of the benefits described in this Agreement, you agree (i) for the period commencing on the date hereof and ending on the later of (A) May 31, 2010, or (B) your exercise of all of the options described in this letter, you will not, as proprietor, partner, shareholder, director, officer, employee, investor or in any other capacity own, engage in, conduct, manage, operate, control, or participate in, be employed by, render services to or otherwise be associated with any business (irrespective of the form in which such business is conducted) which is competitive with the business currently conducted by the Company or its subsidiaries; provided, however, the foregoing shall not prevent you from owning not more than two percent (2%) of the issued and outstanding shares of a class of securities the securities of which are traded on a national security exchange or in the over-the-counter market, (ii) not to solicit or employ any personnel employed by the Company or its subsidiaries to become employed or otherwise affiliated with any entity of which you are employed or otherwise affiliated and (iii) not to divulge to anyone any confidential or non-public information (financial and otherwise) relating to the Company or its subsidiaries unless required by law and you further agree that you will return to the Company all reports, files, memoranda, records and software, credit cards, identification badges and garage passes, door and file keys, computer access codes or discs and instructional manuals, and any other physical property that you received and/or prepared or helped prepare in connection with your employment with the Company and you will not retain any copies, duplicates, reproductions or excerpts thereof.

You further agree that any violation of the provisions contained in the preceding paragraph will cause serious and irreparable damage to the Company, and/or its subsidiaries and you agree that in the event of a violation of such provisions, the Company, and/or its subsidiaries may seek, in addition to any other rights or remedies, an injunction or restraining order.  The provisions contained in the preceding paragraph are intended to limit disclosure and competition to the maximum extent permitted by law.  If it is finally determined that the scope or duration of any limitation is too excessive to be legally enforceable, then you agree that the scope or duration of the limitation shall be the maximum scope or duration which is legally enforceable.

In further consideration of the benefits described in this Agreement, you hereby release and discharge the Company, and its subsidiary corporations, affiliates, successors and assigns and their present and former officers, directors, representatives, agents and employees in their individual and representative capacities (collectively, the “Carlisle Companies”) to the fullest extent permitted by law, from all actions, causes of action, suits, charges, claims and complaints that you have or may have against the Carlisle Companies, relating to acts, occurrences, or events arising on or before the date of this release including all claims involving the continuing effects of  such acts, occurrences, or events whether  known or unknown, asserted or unasserted.

This letter will be governed by the laws of New York.

Rick, the above is intended to favorably respond to your many substantial contributions to Carlisle and to facilitate a positive and smooth transition.

Please review and sign a copy of this letter acknowledging your acceptance of its contents.  Please return the signed copy to Steve Ford.

Very truly yours,

/s/ Stephen P. Munn
Stephen P. Munn, Chairman

AGREED AND ACCEPTED:

/s/ Richmond D. McKinnish
Richmond D. McKinnish
President and Chief Executive Officer